EXHIBIT 99.5

Trammell Crow Company
Other Data
(UNAUDITED)

	June 30, 2006	December 31, 2005

Development Inventory (in millions):
In process inventory	$4,755	$3,597
Pipeline inventory	2,520	2,706
Total Inventory	$7,275	$6,303